                                                                  Exhibit 99.1
                                                                  T3A

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                  JAMBOREE LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY



                                 BY AND BETWEEN

                           JAMBOREE OFFICES REIT, INC.
                             A MARYLAND CORPORATION

                                       AND

                      CROW WINTHROP OPERATING PARTNERSHIP,
                         A MARYLAND GENERAL PARTNERSHIP



                              ____________ __, 1997


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1      Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2      Use of Defined Terms . . . . . . . . . . . . . . . . . . . . .  13
     1.3      Cross-References . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 2     Formation and General Provisions . . . . . . . . . . . . . . .  13
     2.1      Formation. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.2      Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.3      Registered Office and Place of Business. . . . . . . . . . . .  14
     2.4      Registered Agent for Service of Process. . . . . . . . . . . .  14
     2.5      Business Purposes. . . . . . . . . . . . . . . . . . . . . . .  14
     2.6      Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.7      Filings and Other Acts . . . . . . . . . . . . . . . . . . . .  14
     2.8      Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 3     Capitalization, Financing and Issuance of Notes. . . . . . . .  14
     3.1      Initial Capital Contributions. . . . . . . . . . . . . . . . .  14
     3.2      Additional Capital Contributions and Member Loans. . . . . . .  14
              (a)   Necessary Funds. . . . . . . . . . . . . . . . . . . . .  15
              (b)   Third Party Loan . . . . . . . . . . . . . . . . . . . .  15
              (c)   Capital Contribution or Member Loan. . . . . . . . . . .  15
              (d)   Amount of Contribution . . . . . . . . . . . . . . . . .  15
              (e)   Failure to Make Contribution . . . . . . . . . . . . . .  16
              (f)   Adjustments to Capital Accounts and Issuance of
                    Additional Units . . . . . . . . . . . . . . . . . . . .  16
              (g)   Member Loans . . . . . . . . . . . . . . . . . . . . . .  16
              (h)   Terms of Member Loans. . . . . . . . . . . . . . . . . .  17
              (i)   Repayment. . . . . . . . . . . . . . . . . . . . . . . .  17
     3.3      Units. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.4      Capital Accounts . . . . . . . . . . . . . . . . . . . . . . .  18
     3.5      Withdrawal of and Interest on Capital. . . . . . . . . . . . .  18
     3.6      Issuance of Notes. . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 4     Allocations and Certain Tax Matters. . . . . . . . . . . . . .  18
     4.1      Allocations. . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.2      Tax Elections and Returns. . . . . . . . . . . . . . . . . . .  22
     4.3      Tax Matters Member . . . . . . . . . . . . . . . . . . . . . .  22
     4.4      Withholding Payments Required by Law . . . . . . . . . . . . .  23

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     4.5      Intent Concerning Tax Treatment. . . . . . . . . . . . . . . .  24

ARTICLE 5     Payments and Distributions . . . . . . . . . . . . . . . . . .  24
     5.1      Distributions. . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.2      Repayment of Member and Tax Payment Loans. . . . . . . . . . .  25
     5.3      Return of Distributions. . . . . . . . . . . . . . . . . . . .  25
     5.4      Distribution Upon Withdrawal . . . . . . . . . . . . . . . . .  25

ARTICLE 6     Management . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.1      Board of Representatives . . . . . . . . . . . . . . . . . . .  25
              (a)   Class One Representatives. . . . . . . . . . . . . . . .  25
              (b)   Class Two Representatives. . . . . . . . . . . . . . . .  26
     6.2      Selection of Board Representatives; Voting . . . . . . . . . .  26
     6.3      Duties of Board Representatives. . . . . . . . . . . . . . . .  27
     6.4      Meetings of Members and Board. . . . . . . . . . . . . . . . .  28
     6.5      Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.6      Authority to Act for Company . . . . . . . . . . . . . . . . .  29
     6.7      Actions Requiring Unanimous Consent. . . . . . . . . . . . . .  29
     6.8      Powers of the Board. . . . . . . . . . . . . . . . . . . . . .  31
     6.9      Operation of Company in Accordance with REIT Requirements. . .  32
     6.10     Operation and Activities of REIT; Other Business . . . . . . .  33
     6.11     Compensation and Remuneration. . . . . . . . . . . . . . . . .  33
     6.12     Reimbursement of REIT. . . . . . . . . . . . . . . . . . . . .  33
     6.13     Competing Activities . . . . . . . . . . . . . . . . . . . . .  34
     6.14     No Employees . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 7     The Members. . . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.1      Admission of Members . . . . . . . . . . . . . . . . . . . . .  34
     7.2      Withdrawal and Resignation . . . . . . . . . . . . . . . . . .  35
     7.3      Transferability. . . . . . . . . . . . . . . . . . . . . . . .  35
     7.4      Certain Restricted Transfers . . . . . . . . . . . . . . . . .  36
     7.5      Effective Dates of Transfers . . . . . . . . . . . . . . . . .  36

ARTICLE 8     Record Keeping and Accounting. . . . . . . . . . . . . . . . .  37
     8.1      Books and Records. . . . . . . . . . . . . . . . . . . . . . .  37
     8.2      Inspection of Books and Records; Confidentiality . . . . . . .  37
     8.3      Method of Accounting . . . . . . . . . . . . . . . . . . . . .  38

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                                                                            Page
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     8.4      Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . .  38
     8.5      Financial Reporting. . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 9     Dissolution and Liquidation. . . . . . . . . . . . . . . . . .  39
     9.1      Events of Dissolution. . . . . . . . . . . . . . . . . . . . .  39
     9.2      Liquidation. . . . . . . . . . . . . . . . . . . . . . . . . .  40
     9.3      Final Accounting . . . . . . . . . . . . . . . . . . . . . . .  40
     9.4      Certificate of Cancellation. . . . . . . . . . . . . . . . . .  40
     9.5      Liability for Capital Contributions. . . . . . . . . . . . . .  40

ARTICLE 10    Liability; Indemnification . . . . . . . . . . . . . . . . . .  41
     10.1     Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     10.2     Indemnity for Actions by or in the Right of the Company. . . .  41
     10.3     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     10.4     Advance Payment of Expenses. . . . . . . . . . . . . . . . . .  42
     10.5     Other Arrangements Not Excluded. . . . . . . . . . . . . . . .  42
     10.6     Liability. . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 11    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .  43
     11.1     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     11.2     Governing Law; Arbitration . . . . . . . . . . . . . . . . . .  44
     11.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . .  45
     11.4     Entire Agreement; Amendment. . . . . . . . . . . . . . . . . .  45
     11.5     Severability . . . . . . . . . . . . . . . . . . . . . . . . .  45
     11.6     Construction and Interpretation. . . . . . . . . . . . . . . .  45
     11.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  45

Exhibit A     Capital Contributions and Contributed Property
Exhibit B     Distribution of Units and Percentage Interests
Exhibit C     Legal Description of Facility
Exhibit D     Board Representatives
Exhibit E     Dilution Formula





                                     iii

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THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  REFER TO
ARTICLE 7 OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE INTERESTS.

------------------------------------------------------------------------------

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                  JAMBOREE LLC

------------------------------------------------------------------------------

          THIS LIMITED LIABILITY COMPANY AGREEMENT (this "AGREEMENT"), dated as of ________ ___, 1997 (the "EFFECTIVE DATE"), is entered into by and between CROW WINTHROP OPERATING PARTNERSHIP, a Maryland general partnership ("CWOP"), and JAMBOREE OFFICES REIT, INC., a Maryland corporation ("REIT"). CWOP and REIT are each a "MEMBER" and collectively they are the sole initial "MEMBERS" of JAMBOREE LLC, the Delaware limited liability company (the "COMPANY") to be formed and operated in accordance with this Agreement.

                                    ARTICLE 1
                                   DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following respective meanings. Various other terms are defined elsewhere in the Agreement.

          "ACCOUNTANTS" means the national firm or firms of independent certified public accountants selected by the Member Board to audit the books and records of the Company and to prepare related statements and reports.

          "ACT" means the Delaware Limited Liability Company Act, Delaware Code title 6, sections 18-101 to 18-1109, as amended from time to time or superseded.

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of any relevant Fiscal Year and after giving effect to the following adjustments:

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               (a)  credit to such Capital Account any amounts which such holder is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (b) debit to such Capital Account the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "ADMINISTRATIVE EXPENSES" means: (a) all administrative and operating costs and expenses of the Company; (b) those administrative costs and expenses of REIT, including, but not limited to, salaries and other remunerations paid to directors, officers and employees of REIT and accounting and legal expenses undertaken by REIT on behalf or for the benefit of the Company; and (c) to the extent not included in the foregoing CLAUSE (b), REIT Expenses.

          "AFFILIATE" means any individual, partnership, corporation, trust, limited liability company, or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. "CONTROL" as used in the preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights of the controlled corporation, and, with respect to any individual, partnership, limited liability company, trust, or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity, whether through membership, ownership of voting securities, by contract or otherwise.

          "AGREEMENT" means this Agreement, as originally executed and as amended from time to time.

          "APPRAISAL PROCESS" means the following process, which shall be employed by the Board when necessary to determine the value of an asset then owned by the Company (the "RES") that, pursuant to this Agreement, is stated to be subject to the Appraisal Process:

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               (a)  The Board, by majority vote, shall promptly after such vote cause a written appraisal to be prepared by a nationally recognized appraiser or valuation firm (the "APPRAISER") chosen in good faith by the majority of the Board. The Appraiser shall be instructed to calculate the value of the applicable Res pursuant to the applicable provisions of this Agreement and shall deliver its written appraisal to the Board and each of the Members within thirty (30) calendar days after having been selected by the majority of the Board. The Non-contributing Member (as defined in Section 3.2) shall pay all fees and expenses of such Appraiser.

               (b) If the Contributing Member (as defined in SECTION 3.2) agrees with the Appraised Value as determined pursuant to the preceding PARAGRAPH (a), it shall so notify the Board and each of the other Members within ten (10) Business Days after receiving the appraisal described in PARAGRAPH (a), in which event (or in the event that the Contributing Member fails to otherwise notify the Board and each of the other Members within such period) such determination of value as reflected in such appraisal shall be conclusive for the relevant purpose under this Agreement. If the Contributing Member disagrees with the value reflected in such appraisal as determined pursuant to the preceding PARAGRAPH (a), the Contributing Member shall so notify the Board and each other Member and such Contributing Member shall then cause a second written appraisal to be prepared by a separate Appraiser chosen in good faith by the Contributing Member. The second Appraiser shall also be instructed to calculate the value of the Res pursuant to the applicable provisions of this Agreement and to deliver its appraisal to the Board and to the other Members within thirty (30) calendar days after having been selected by the Contributing Member. The Contributing Member shall pay all fees and expenses of the second Appraiser pursuant to this PARAGRAPH (b).

               (c) In the event that the Contributing Member obtains a second appraisal pursuant to the preceding PARAGRAPH (b), and the determinations of two Appraisers differ by less than ten percent (10%), then the value of the Res for the relevant purpose under this Agreement shall be deemed to be the average of the two (2) determinations. If the two (2) determinations differ by ten percent (10%) or more, the two (2) Appraisers shall then promptly select a third Appraiser (subject to approval by the Contributing Member and the Non-contributing Member, which approval may not be unreasonably withheld). The third Appraiser shall be instructed to calculate the value of the Res pursuant to the applicable provisions of this Agreement and to deliver its appraisal to the Board and each other Member within thirty (30) calendar days after having been selected. The Company shall pay all fees and expenses of the third Appraiser. Following receipt of a third appraisal pursuant to this PARAGRAPH (c), the value

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          of the Res for the relevant purpose under this Agreement
          shall conclusively be deemed to be the value that constitutes the average of the two (2) appraisals that are closest in amount.

               (d)  Following any application of the Appraisal Process,
          SCHEDULE 1 shall be revised to reflect the valuation of the applicable asset as determined through such Appraisal Process.

          "APPROVED BUDGET" means an operating or capital expense budget for the Facility deemed an Approved Budget pursuant to the Management Agreement.

          "AUDITED FINANCIAL STATEMENTS" means financial statements (balance sheet, statement of income, statement of Members' equity and statement of cash flows) prepared in accordance with GAAP and accompanied by an independent auditor's report containing an opinion thereon.

          "BANKRUPTCY" means (a) the filing of an application by a Person or with such Person's consent for the appointment of a trustee, receiver or custodian of that Person's assets; (b) the entry of a decree or order for relief against a Person by a court of competent jurisdiction in any involuntary case brought against the Person under any bankruptcy, insolvency or other similar law that generally affects the rights of creditors and relief of debtors (collectively, "DEBTOR RELIEF LAWS"), as any of the same may now or hereafter be in effect; (c) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable debtor relief laws for a Person or for any substantial part of that Person's assets or property; (d) the ordering by a court of competent jurisdiction of the winding up or liquidation of a Person's affairs; (e) the filing of a petition in any such involuntary Bankruptcy case that is not dismissed within thirty (30) days of filing or that is not dismissed or suspended pursuant to Section 305 of the United States Bankruptcy Code, 11 U.S.C. Section 305 (or any analogous provision of federal debtor relief law now or hereafter in effect); (f) the consent by a Person to the entry of an order for relief in any case described in the foregoing CLAUSE (e) or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent under any applicable debtor relief laws for the Person or for any substantial part of that Person's assets or property; or (g) the making by a Person of any general assignment for the benefit of creditors.

          "BOARD" means the Board of Representatives of the Company as constituted at any time pursuant to SECTION 6.1.

          "BOARD REPRESENTATIVE" means a representative appointed pursuant to
     SECTION 6.1 to serve on the Board. No Board Representative shall be deemed to be a "manager" within the meaning of the Act.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in the State of California or New York are authorized or obligated by law or executive order to close.

          "CAPITAL ACCOUNT" means, as to any Member, a book account maintained in accordance with the following provisions:

               (a) to each Member's Capital Account there shall be credited the amount of cash contributed by the Member, the initial Gross Asset Value of any other asset contributed by such Member to the capital of the Company (net of liabilities secured by contributed property that the Company assumes or takes subject to), as specified on SCHEDULE 1 with respect to the Members' initial Capital Contributions, such Member's or holder's distributive share of Net Income and any other items of income or gain allocated to such Member, the amount of any Company liabilities assumed by the Member or secured by distributed assets that such Member takes subject to and any other items in the nature of income or gain that are allocated to such Member pursuant to
          SECTION 4.1; and

               (b) to each Member's Capital Account there shall be debited the amount of cash distributed to the Member, the Gross Asset Value of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Losses and any other items in the nature of expenses or losses that are allocated to such Member pursuant to SECTION 4.1.

     In the event that a Unit or portion thereof is transferred within the meaning of section 1.704-1(b)(2)(iv)(f) of the Regulations, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Unit or portion thereof so transferred. In the event that the Gross Asset Values of Company assets are adjusted, as contemplated in PARAGRAPH (b) OR (c) of the definition of "Gross Asset Value," the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustments as if the Company sold all of its Properties for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment. This definition of Capital Accounts is intended to comply with the maintenance of capital account provisions of section 704(b) of the IRC and the Regulations thereunder and shall be interpreted and applied in a manner consistent therewith.

          "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any Contributed Property (net of liabilities to which such property is subject), as specified on SCHEDULE 1 with respect to the Members' initial Capital Contributions.

          "CERTIFICATE" means the Certificate of Formation of the Company, as originally filed with the Delaware Secretary of State and as amended from time to time.

          "CLASS A INDENTURE" means the Indenture concerning the Class A Notes, dated as of the Effective Date, by and between the Company as issuer and IBJ Schroder Bank & Trust Company as trustee, as amended from time to time.

          "CLASS B INDENTURE" means the Indenture concerning the Class B Notes, dated as of the Effective Date, by and between the Company as issuer and Fleet Financial Group, Inc. as trustee, as amended from time to time.

          "CLASS A NOTES" means the Class A Senior Secured Notes issued by the Company pursuant to the Class A Indenture, in an aggregate principal amount of Eighty Million Dollars ($80,000,000).

          "CLASS B NOTES" means the Class B Senior Secured Subordinated Notes issued by the Company pursuant to the Class B Indenture, in an aggregate principal amount of Twenty Million Dollars ($20,000,000).

          "CLASS ONE MEMBER" means a Member who holds a Class One Unit.

          "CLASS ONE REPRESENTATIVE" means a Board Representative selected by the holders of the Class One Units.

          "CLASS ONE UNITS" means the Units having the rights, obligations and preferences provided in this Agreement.

          "CLASS TWO MEMBER" means a Member who holds a Class Two Unit.

          "CLASS TWO REPRESENTATIVE" means a Board Representative selected by the holders of the Class Two Units.

          "CLASS TWO UNITS" means the Units having the rights, obligations and preferences provided in this Agreement. The Class Two Units, which initially shall be equal in number to one-ninth (1/9th) of the number of Class One Units, shall initially be held by CWOP.

          "COMPANY MINIMUM GAIN" shall have the meaning set forth in section 1.704-2(b)(2) of the Regulations and the amount of Company Minimum Gain (and any net increase or decrease thereof) for a fiscal year or other period shall be determined in accordance with the rules of section 1.704-2(d) of the Regulations.

          "COMPANY RECORD DATE" means the record date established by the Board for distributions pursuant to SECTION 5.1, which record date shall be the same as the record date established by REIT for distribution to its stockholders of some or all of its portion of such distribution.

          "CONTRIBUTED PROPERTY" means any property or other asset listed on EXHIBIT A (as such Exhibit may be amended from time to time), in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company with respect to the Units held by each Member.

          "CWDLP" means Crow Winthrop Development Limited Partnership, a Maryland limited partnership.

          "CWOP" means Crow Winthrop Operating Partnership, a Maryland general partnership.

          "DEPRECIATION" shall mean, with respect to any asset of the Company for any Fiscal Year or other period, the depreciation or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation, amortization or the cost recovery deduction utilized in preparing the financial statements of the Company; provided, however, that if the Company adopts the remedial method described in section 1.704-3(d) of the Regulations with respect to any items of Company Property, then Depreciation for such Property shall be computed in the manner set forth in such section.

          "EFFECTIVE DATE" means ____________ ___, 1997, the date on which this Agreement shall be effective and binding on the Members; provided, however, that in no event shall the Effective Date be prior to the "Effective Date" as defined in the Plan.

          "EQUITY REGISTRATION RIGHTS AGREEMENT" means the Equity Registration Rights Agreement, dated as of the Effective Date, by and between REIT and the Restricted Holders.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FACILITY" means the real property comprising part of the project commonly known as Park Place, Irvine, California, together with all buildings and improvements thereon, and easements appurtenant thereto, as more particularly described in EXHIBIT C.

          "FISCAL YEAR" means the one-year period (or shorter period with respect to the Fiscal Year in which the Company is formed) ending on each December 31st.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "GROSS ASSET VALUE" means, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

               (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of its contribution as specified, with respect to the initial Capital Contributions (as described in SECTION 3.1), on
          SCHEDULE 1 to EXHIBIT A;

               (b) except with respect to any asset subject to the Appraisal Process, in which case the value determined pursuant to the Appraisal Process shall be deemed to be the value of the asset, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, immediately prior to the following events:

                    (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for Units;

                    (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the redemption of Units;

                    (iii) the liquidation of the Company within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations; and

                    (iv) any other event as to which the Board reasonably determines that an adjustment is necessary or appropriate in accordance with the Regulations to reflect the relative economic interests of the Members;

               (c) the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets as reasonably determined by the Board as of the date of distribution; and

               (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the IRC, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations.

     At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Capital Accounts.

          "INDENTURES" means, collectively, the Class A Indenture and the Class B Indenture.

          "IRC" means the United States Internal Revenue Code of 1986, as amended from time to time.

          "IRS" means the United States Internal Revenue Service.

          "MANAGEMENT AGREEMENT" means the Management and Leasing Agreement, dated as of the Effective Date, by and between the Company, as "Owner," and WCM, as "Manager," as amended from time to time.

          "MEMBER" means CWOP and REIT, for as long as they remain members of the Company, and any other Person who becomes a member of the Company in accordance with this Agreement.

          "MEMBER NONRECOURSE DEBT" shall have the meaning set forth in section 1.704-2(b)(4) of the Regulations.

          "MEMBER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in section 1.704-2(i)(2) of the Regulations and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt shall be determined in accordance with the rules of section 1.704-2(i) of the Regulations.

          "MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT" shall have the same meaning as "partner nonrecourse debt minimum gain" as determined in accordance with section 1.704-2(i)(2) of the Regulations.

          "NET INCOME" or "NET LOSS" shall mean, for each Fiscal Year or other applicable period, an amount equal to the Company's net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with section 703(a) of the IRC (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a) of the IRC shall be included in taxable income or loss), with the following adjustments: (A) by including as an item of gross income any tax-exempt income received by the Company; (B) by treating as a deductible expense any expenditure of the Company described in section 705(a)(2)(B) of the IRC (including amounts paid or incurred to organize the Company (unless an election is made pursuant to section 709(b) of the IRC) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to section 267(a)(1) or section 707(b) of the IRC as expenditures described in section 705(a)(2)(B) of the IRC); (C) in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (D) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such Property rather than its adjusted tax basis; (E) in the event of an adjustment of the Gross Asset Value of any Company asset that requires that the Capital Accounts of the Company be adjusted pursuant to sections 1.704-1(b)(2)(iv)(e), (f) and (m) of the Regulations, the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to SECTION 4.1; and (f) excluding any items specially allocated pursuant to SECTION 4.1(b).

          "NET PROCEEDS FROM THE SALE OF THE FACILITY" means the gross proceeds received by the Company from the sale or other transfer or disposition of the Facility MINUS the costs of such sale or other transfer or disposition (including reasonable attorneys' fees and expenses) and such reserves in amounts reasonably determined by the Board upon majority vote.

          "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in sections 1.704-2(b)(1) and (c) of the Regulations and shall be determined in accordance with section 1.704-2(c) of the Regulations.

          "NONRECOURSE LIABILITIES" shall have the meaning set forth in section 1.704-2(b)(3) of the Regulations.

          "NOTES" means, collectively, the Class A Notes and the Class B Notes.

          "NOTES REGISTRATION RIGHTS AGREEMENT" means the Notes Registration Rights Agreement, dated as of the Effective Date, by and between the Company and the Restricted Holders.

          "PERCENTAGE INTEREST" means, with respect to a Member and as of the date of determination, the percentage derived by dividing (A) the number of Units held by the Member (including Units held by the Member's assignees that have not been admitted as Members) by (B) the total number of issued and outstanding Units, as the same may from time to time be adjusted pursuant to SECTION 3.2. The initial Percentage Interests of the Members are set forth on EXHIBIT B.

          "PERSON" means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company or other entity, whether foreign or domestic.

          "PETITION DATE" means March 28, 1997, the date on which CWOP filed its pre-arranged bankruptcy case pursuant to Chapter 11 of the United States Bankruptcy Code.

          "PLAN" means the Debtor's Plan of Reorganization, dated March 28, 1997, as amended through the Effective Date, as filed by CWOP in the United States Bankruptcy Court for the Central District of California.

          "PROPERTY" means any property acquired by or contributed to the Company or any property owned by a Person in which the Company has an ownership interest.

          "PROPERTY APPRECIATION AGREEMENT" means the Property Appreciation and Exchange Rights Agreement, which is held as of the Effective Date by CWOP.

          "REGISTRATION RIGHTS AGREEMENTS" means, collectively, the Equity Registration Rights Agreement and the Notes Registration Rights Agreement.

          "REGULATIONS" means the Income Tax Regulations promulgated from time to time by the United States Department of Treasury for purposes of interpreting and applying the provisions of the IRC.

          "REIT" means Jamboree Offices REIT, Inc., a Maryland corporation.

          "REIT DIVIDENDS" means those payments and distributions reasonably determined by REIT's independent certified public accountants to be necessary or desirable to comply with the REIT Requirements.

          "REIT EXPENSES" means all expenses, which the Company hereby assumes and agrees to pay, as incurred by REIT for the benefit of the Company, including: (a) costs and expenses relating to the formation and continuation of the Company and continuity of existence of REIT, including taxes (other than REIT's federal and state income and franchise taxes, if any), fees and assessments associated therewith, any and all costs, expenses or fees payable to or on behalf of any director of REIT; (b) to the extent funded by REIT for payment by the Company, costs and expenses relating to any offer or registration of securities by REIT, the net proceeds of which are to be contributed or loaned to the Company, and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities; (c) costs and expenses associated with the preparation and filing of any periodic reports by REIT under federal, state or local laws or regulations, including filings with the SEC; (d) costs and expenses associated with compliance by REIT with laws, rules and regulations promulgated by any regulatory body, including the SEC; and (e) all other costs of REIT incurred in the course of its business on behalf of the Company, including, without limitation, any financial obligations of REIT under the Registration Rights Agreements or the Property Appreciation Agreement.

          "REIT REQUIREMENTS" means the requirements that REIT must satisfy in order to: (a) qualify as a real estate investment trust under the IRC and Regulations; and (b) avoid any federal income or excise tax liability that, if incurred, would prevent REIT from qualifying as a real estate investment trust under the IRC and Regulations.

          "REIT SHARES" means the shares of common stock, par value $0.01 per share, of REIT.

          "RESTRICTED HOLDERS" means, with respect to the Equity Registration Rights Agreement, [FROM EQUITY AGREEMENT, WHEN FINALIZED] and, with respect to the Notes Registration Rights Agreement, [FROM NOTES AGREEMENT, WHEN FINALIZED].

          "RIGHTS" shall mean the rights of Members set forth in the Property Appreciation Agreement or the Registration Rights Agreements. No provision of this

     Agreement shall be interpreted as granting any Member any Rights or any rights or interest in or to the Property Appreciation Agreement or the Registration Rights Agreements.

          "SEC" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "TOTAL REVENUES" means consolidated revenues of the Company for a period calculated in the same manner in which they are calculated in determining Net Income for that period.

          "UNITS" means, collectively, the Class One Units and the Class Two Units, and all other units of any other class that the Company may at any time be authorized by this Agreement to issue, each of which represents a limited liability company interest in the Company.

          "WCM" means Winthrop California Management Limited Partnership, a Massachusetts limited partnership.

          1.2 USE OF DEFINED TERMS. Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any number of the members of the relevant class. Accounting terms that are defined under GAAP will, unless they are specifically defined in another manner in this Agreement, have the meanings given to them under GAAP from time to time.

          1.3 CROSS-REFERENCES. All references in this Agreement to specific Articles, Sections, Paragraphs, Clauses, Exhibits and Schedules are, unless otherwise indicated, references to the Articles, Sections, Paragraphs, Clauses, Exhibits and Schedules of this Agreement.

                                    ARTICLE 2
                        FORMATION AND GENERAL PROVISIONS

          2.1 FORMATION. The Certificate, which shall be filed with the Delaware Secretary of State prior to the Effective Date, shall provide that the Company shall be formed by the Members on the Effective Date. Upon execution and delivery of this Agreement, CWOP and REIT shall be deemed admitted as Members of the Company as of the Effective Date.

          2.2 NAME. The name of the Company shall be, and the business of the Company shall be conducted in the name of, "Jamboree LLC" or such other name as the Board may from time to time select.

          2.3 REGISTERED OFFICE AND PLACE OF BUSINESS. The Company shall continuously maintain its registered office at [____________________________________], or at such other place in the state of
Delaware as the Board may from time to time select. The Company shall maintain its principal place of business at [____________________________________], or at such other place in the state of California as the Board may from time to time select.

          2.4 REGISTERED AGENT FOR SERVICE OF PROCESS. The registered agent for service of process for the Company is [_____________________], whose address is [______________________] [MUST BE SAME AS REGISTERED OFFICE], or such other qualified registered agent as the Board from time to time may lawfully appoint.

          2.5 BUSINESS PURPOSES. The business purposes of the Company shall be to acquire and own, operate and manage, encumber, improve, finance, lease, and sell or otherwise transfer the Facility, and all personal property used or useful in connection therewith, to engage in Approved Activities (as defined in SECTION 6.10) and to engage in all necessary and related activities in connection with any of the foregoing.

          2.6  POWERS.  In furtherance of the business purposes described in
SECTION 2.5, the Company, the Members and the Board may exercise all powers conferred upon them by the Act as modified or varied, to extent allowed by the Act and other applicable law, by this Agreement and the Certificate.

          2.7 FILINGS AND OTHER ACTS. The Members shall from time to time perform all acts and cause to be executed and filed all documents reasonably necessary for the formation, operation and continued existence of the Company as required by the Act, other applicable law, this Agreement and the Certificate.

          2.8 TERM. The term of this Agreement shall be coterminous with the duration of the Company, which (a) shall commence on the Effective Date and
(b) shall terminate on the occurrence of any Dissolution Event (as defined in SECTION 9.1).

                                    ARTICLE 3
                 CAPITALIZATION, FINANCING AND ISSUANCE OF NOTES

          3.1 INITIAL CAPITAL CONTRIBUTIONS. The Members shall make or cause to be made on the Effective Date the Capital Contributions described in EXHIBIT A.

          3.2 ADDITIONAL CAPITAL CONTRIBUTIONS AND MEMBER LOANS. Except as provided in this SECTION 3.2, the Members shall have no right and no obligation to make additional Capital Contributions to the Company. It is the intention of the Members that the Company obtain the funds necessary to carry out its business from the initial Capital Contributions of the Members pursuant to
SECTION 3.1, from income attained through pursuit of the Company's business and from third-party lenders (to the extent permitted by the documents and agreements governing the indebtedness that may be incurred by the Company) in the form of operating and other loans. However, in the event that the Board from time to time determines pursuant to this SECTION 3.2 that the Company needs additional funds and that such funds are not available from the above-described sources, the following provisions shall apply:

               (a) NECESSARY FUNDS. The Board, by majority vote, may from time to time determine in good faith that capital in excess of the capital previously contributed to the Company and the capital obtained through the business operations of the Company is required: (i) to carry out the business of the Company; (ii) to pay REIT Required Dividends (as defined in the Indentures); or (iii) to fund Approved Activities. In each such event, the Board, by majority vote and in good faith, shall make a determination as to the amount of additional capital ("NECESSARY FUNDS") required by the Company; provided, however, that such determination shall be based upon: an Approved Budget with respect to matters described in the foregoing CLAUSE
     (i); or the reasonable determination of the Board and the Accountants with respect to matters described in the foregoing CLAUSES (ii) AND (iii).

               (b) THIRD PARTY LOAN. Upon each decision by the Board pursuant to SECTION 3.2(a) that Necessary Funds are required by the Company, the Board shall use all reasonable efforts to obtain from a third-party lender (to the extent permitted by the documents and agreements governing the amount of indebtedness that may be incurred by the Company) a loan on commercially reasonable terms in the principal amount of the Necessary Funds or such lesser principal amount as may be available from a third-party lender on commercially reasonable terms.

               (c) CAPITAL CONTRIBUTION OR MEMBER LOAN. In the event that the Board is unable to obtain a loan from a third-party lender pursuant to
     SECTION 3.2(b) in the full amount of the Necessary Funds, the Board shall determine, by majority vote based on the best interests of the Company, whether the amount of Necessary Funds not satisfied through such a third-party loan shall be (i) contributed in cash to the Company by the Members as an additional Capital Contribution pursuant to SECTION 3.2(d) or (ii) loaned in cash to the Company by the Members as a Member Loan pursuant to
     SECTION 3.2(g).

               (d) AMOUNT OF CONTRIBUTION. In the event that the Board determines pursuant to SECTION 3.2(c)(i) that any amount of Necessary Funds shall be contributed to the Company by the Members as an additional Capital Contribution, each Member may, within ten (10) days of written notice from the Board, contribute as an additional Capital Contribution an amount equal to the aggregate amount of Necessary Funds to be contributed multiplied by that Member's Percentage Interest.

               (e) FAILURE TO MAKE CONTRIBUTION. In the event that either Member (the "NON-CONTRIBUTING MEMBER") fails to timely make any additional Capital Contribution authorized pursuant to SECTION 3.2(d), the other Member (the "CONTRIBUTING MEMBER") shall within ten (10) days of the expiration of the period described in SECTION 3.2(d), either (i) withdraw its contribution, (ii) elect not to withdraw its contribution, or (iii) elect not to withdraw its contribution and contribute to the Company, in addition to the additional Capital Contribution made by the Contributing Member, an amount equal to the additional Capital Contribution that the Non-contributing Member failed to make. Upon each instance of a Contributing Member making a Capital Contribution pursuant to the foregoing CLAUSE (ii) or CLAUSE (iii), the Percentage Interests of the Members shall be adjusted in accordance with the dilution formula set forth in EXHIBIT E. Such adjustment of Percentage Interests shall be the Company's and Contributing Member's sole and exclusive remedy for the failure of the Non-contributing Member to contribute its pro rata share of Necessary Funds. There shall be no third-party beneficiary of any obligation of a Member to make further contributions to the capital of the Company.

               (f) ADJUSTMENTS TO CAPITAL ACCOUNTS AND ISSUANCE OF ADDITIONAL UNITS. Upon making any additional Capital Contribution in accordance with this SECTION 3.2 that is not withdrawn pursuant to SECTION 3.2(e)(i), each Member's Capital Account shall be adjusted as provided in the definition of Capital Account set forth in SECTION 1.1, and additional Units shall be issued in an amount that is proportionate to the additional Capital Contribution.

               (g) MEMBER LOANS. In the event that the Board determines that it is in the best interest of the Company to meet a call for Necessary Funds through

     Member Loans, each Member may make a Member Loan in the principal amount of the amount of Necessary Funds MULTIPLIED BY the Member's respective Percentage Interest. In the event that either Member declines to make a Member Loan with respect to any request by the Board for Necessary Funds (such Member to be referred to as the "DECLINING MEMBER"), the other Member may, but shall not be obligated to, make a Member Loan in the principal amount of the amount of Necessary Funds. The right of the other Member to make a Member Loan in the amount of the Declining Member's pro rata share of Necessary Funds shall be the sole and exclusive remedy of the Company and the other Members for the failure of the Declining Member to make a Member Loan. There shall be no third-party beneficiary of a Member's obligation, if any, to make a Member Loan.

               (h) TERMS OF MEMBER LOANS. All Member Loans (i) shall bear interest at the lesser of (A) the rate most recently announced at the time of making the applicable Member Loan by Bank of America, N.T. & S.A. as its "prime" (or "reference") interest rate PLUS three percent (3%), or (B) the maximum rate allowed by law; (ii) shall be prepayable in whole or in part without penalty; (iii) unless prohibited under the terms of any indebtedness of the Company, shall be fully recourse to the Company and its assets but nonrecourse to each Member and its assets; (IV) shall be an unsecured payment right in favor of the payee, which may be transferred only together with a transfer by such payee of all of its Units in accordance with this Agreement; and (V) shall be for a term to be determined by the Board.

               (i) REPAYMENT. Except for distributions described in SECTION 5.1(a), all Member Loans must be repaid in full out of available funds of the Company before any distribution may be made to any Member under
     ARTICLE 5. All Member Loans shall be repaid pari passu based on outstanding principal and unpaid interest. All payments received with respect to a Member Loan shall be applied first against accrued and unpaid interest thereunder, and then against the outstanding principal balance thereof.

          3.3  UNITS.

               (a) The limited liability company interest of a Member (or an assignee of a Member) in capital, allocations of Net Income, Net Losses and distributions shall be evidenced by the issuance to such Member (or assignee) of one or more Units. The Company is authorized initially to issue (i) Class One Units equal in number to the initial number of REIT Shares issued by REIT, and (ii) Class Two Units equal in number to one-ninth (1/9th) of the number of Class One Units. Each Member, upon making the initial Capital Contribution described in SECTION 3.1, shall receive the number of Units and shall have the initial Percentage Interest as set forth on EXHIBIT B. The aggregate total of all Units outstanding and the ownership of Units by each

     Member, as of the Effective Date, are as set forth on EXHIBIT B. Additional Units may be issued pursuant to SECTION 3.2(f).

               (b) Upon the unanimous decision of the Board, the Company is authorized to issue to REIT additional Units in one or more classes or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-existing Units, as shall be determined by the Company, including (i) the allocation of items of Company income, gain, loss, deduction and credit to each such class or series of Units and (ii) the rights of each such class or series of Units to share in Company distributions (including liquidating distributions); provided, however, that no such additional Units shall be issued to REIT unless (x) such additional Units are issued in connection with an issuance of REIT Shares or other shares of REIT, which shares have designations, preferences and other rights, all such that the economic interests of such shares are substantially similar to the designations, preferences and other rights of the additional Units issued to REIT in accordance with this SECTION 3.3(b) and (y) REIT contributes to the Company an amount equal to the net proceeds received by REIT in connection with the issuance of such shares. The net proceeds of all offerings of securities by REIT, to the extent permitted hereunder, shall be contributed to the Company (in the case of equity offerings) or loaned to the Company upon the same terms and conditions, including principal amount, interest rate, repayment schedule and costs and expenses, as applicable to or incurred in connection with the borrowing (in the case of debt offerings).

               (c) No fractional Units shall remain outstanding. Any fractional Units that, but for this SECTION 3.3(c), would otherwise be outstanding shall be redeemed by the Company for cash equal to the fair market value of such fractional Unit as determined by the unanimous vote of the Board.

          3.4 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member.

          3.5 WITHDRAWAL OF AND INTEREST ON CAPITAL. Except as specifically provided in this Agreement: (a) no Member shall be entitled to withdraw any portion of its Capital Account; (b) no time or schedule has been agreed upon for the return of Capital Contributions to any Member; and (c) no Member shall be entitled to interest on its Capital Contribution or Capital Account.

          3.6 ISSUANCE OF NOTES. On the Effective Date the Company shall issue the Class A Notes pursuant to the Class A Indenture and the Class B Notes pursuant to the Class B

Indenture, all in accordance with the Plan and the Confirmation Order (as defined in the Plan) issued thereon.

                                    ARTICLE 4
                       ALLOCATIONS AND CERTAIN TAX MATTERS

          4.1 ALLOCATIONS. Subject to SECTION 3.3, the Net Income, Net Loss and other Company items shall be allocated pursuant to the provisions of this
SECTION 4.1.

               (a)  ALLOCATION OF NET INCOME AND NET LOSS.

                    (i) NET INCOME. Except as otherwise provided herein, Net Income for each Fiscal Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.

                    (ii) NET LOSS. Except as otherwise provided herein, Net Loss of the Company for each Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests.

               (b)  SPECIAL ALLOCATIONS.  Notwithstanding any provisions of
     SECTION 4.1(a), the following special allocations shall be made in the following order:

                   (i) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain Capital Contributions or revaluation of the Company Property as further outlined in section 1.704-2(f) of the Regulations), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that holder's share of the net decrease in Company Minimum Gain as determined under section 1.704-2(g) of the Regulations.
     The items to be so allocated shall be determined in accordance with section 1.704-2(f) of the Regulations. This SECTION 4.1(b)(i) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.

                    (ii) MINIMUM GAIN CHARGEBACK ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT. Notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain Capital Contributions, or certain revaluations of Company Property (as further outlined in section 1.704-2(i)(4) of the Regulations)), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the holder's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt as determined under section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and (j)(2) of the Regulations. This SECTION 4.1(b)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in section 1.704-2(i) of the Regulations and shall be interpreted consistently therewith.

                    (iii) QUALIFIED INCOME OFFSET. In the event a holder of Units unexpectedly receives any adjustments, allocations or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such holder has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such holder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this SECTION 4.1(b)(iii) shall be made only if and to the extent that such holder would have Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 4 have been tentatively made as if this SECTION 4.1(b)(iii) were not in the Agreement. This SECTION 4.1(b)(iii) is intended to constitute a "qualified income offset" under section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                    (iv) GROSS INCOME ALLOCATION. In the event any holder of Units has an Adjusted Capital Account Deficit at the end of a Fiscal Year which is in excess of the sum of (A) the amount such holder is obligated to restore pursuant to any provision of this Agreement, and (B) the amount such holder is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this SECTION 4.1(b)(iv) shall be made only if and to the extent that such holder would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this ARTICLE 4 have been made as if SECTION 4.1(v)(iii) and this SECTION 4.1(b)(iv) were not in the Agreement.

                    (v) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests. For purposes of section 1.752-3(a)(3) of the Regulations, "excess nonrecourse liabilities" shall be allocated among the holders of Units in proportion to their respective Percentage Interests.

                    (vi) MEMBER NONRECOURSE DEDUCTIONS. Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the holder of Units that bears the economic risk of loss with respect to the Member Nonrecourse Debt of which such Member Nonrecourse Deductions are attributable (as determined pursuant to sections 1.704-2(b)(4) and (i)(1) of the Regulations).

                    (vii) SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or Section 743(b) of the IRC is required, pursuant to section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1 (b)(2)(iv)(m)(4) of the
     Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to holders of Units in accordance with their interests in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Regulations.

                    (viii) CURATIVE ALLOCATIONS. The Regulatory Allocations (as defined below) shall be taken into account in allocating other items of income, gain, loss and deduction among the holders of Units so that, to the extent possible, the cumulative net amount of allocations of Company items under SECTIONS 4.1(a) AND (b) shall be equal to the net amount that would have been allocated to each holder of Units if the Regulatory Allocations had not occurred. This SECTION 4.1(b)(viii) is intended to minimize, to the extent possible and to the extent necessary, any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. As used in this Agreement, "REGULATORY ALLOCATIONS" shall mean the allocations provided under this
     SECTION 4.1(b), excluding however the provisions of this SECTION 4.1(b)(viii).

                    (ix) VARYING INTERESTS. In the event a Member's Percentage Interest during a Fiscal Year changes, the allocations pursuant to this
     ARTICLE 4 shall be made by the Company to take such varying interests into account under the "interim closing of the books method."

               (c)  TAX ALLOCATIONS.

                    (i) GENERALLY. Subject to SECTIONS 4.1(c)(ii) AND (iii), items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "TAX ITEMS") shall be allocated among the holders of Units on the same basis as their respective book items.

                   (ii) ALLOCATIONS RESPECTING IRC SECTION 704(c) AND REVALUATIONS. Property contributed to the Company shall be subject to section 704(c) of the IRC and the Regulations thereunder so that, notwithstanding SECTION 4.1(b), taxable gain from disposition, taxable loss from disposition and tax Depreciation with respect to Company Property that is subject to section 704(c) of the IRC and/or section 1.704-1(b)(2)(iv)(f) of the Regulations (collectively, "SECTION 704(c) TAX ITEMS") shall be allocated on a Property by Property basis in accordance with section 704(c) of the IRC and/or the Regulations thereunder, as the case may be. The allocation of Section 704(c) Tax Items shall be made pursuant to the remedial allocation method of section 1.704-3(d) of the Regulations. Allocations pursuant to this
     SECTION 4.1(c)(II) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account or share of Net Income, Net Loss, other items or distributions of a holder of Units pursuant to any provision of this Agreement. This SECTION 4.1(c)(II) shall be applied consistently with the valuations specified on SCHEDULE 1.

                  (iii) TAX CREDITS AND OTHER ITEMS. Tax credits and other items shall be allocated in accordance with the holdings of Units to the extent permitted under section 1.704-1(b)(4)(ii) of the Regulations or other applicable provision of the IRC and the Regulations and otherwise in accordance with such provisions.

          4.2 TAX ELECTIONS AND RETURNS. All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Board in its sole and absolute discretion, except that the Company shall, if requested by a Member, file an election on behalf of the Company pursuant to section 754 of the IRC to adjust the basis of Company Property in the case of a transfer of a Unit or distribution from the Company, including transfers made in connection with the exercise of the Rights, made in accordance with the provisions of this Agreement. The Company shall, at the request of any Member required to reduce its basis in depreciable property in connection with its exclusion from gross income of income from discharge of indebtedness under section 108(a) of the IRC, reduce the Company's tax basis in depreciable property solely with respect to such Member, in a manner consistent with section 1017(b)(3)(C) of the IRC and the Regulations promulgated thereunder.

          4.3 TAX MATTERS MEMBER. REIT is hereby designated as the "Tax Matters Member" within the meaning of section 6231(a)(7) of the IRC (and any corresponding provisions of state and local law) for the Company; provided, however, that (a) in exercising its authority as Tax Matters Member, the Tax Matters Member shall be limited by the provisions of this Agreement affecting tax aspects of the Company; (b) the Tax Matters Member shall consult in good faith with the Board regarding the filing of an administrative adjustment request with respect to the Company before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Member, including the Tax Matters Member, to file an administrative adjustment request on its own behalf pursuant to section 6227(a) of the IRC; (C) the Tax Matters Member shall consult in good faith with the Board regarding the filing of a petition for judicial review of an administrative adjustment request under section 6228 of the IRC, or a petition for judicial review of a final administrative judgment under section 6226 of the IRC relating to the Company before filing such petition; (d) the Tax Matters Member shall give prompt notice to the Board and to the Members and any notice partners under section 6231 of the IRC of the receipt of any written notice that the IRS intends to examine or audit Company income tax returns for any year, the receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under section 6223 of the IRC, the receipt of written notice of the final Company administrative adjustment relating to the Company pursuant to section 6223 of the IRC, and the receipt of any request from the IRS for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; and
(e) the Tax Matters Member shall promptly notify the Board if the Tax Matters Member does not intend to file for judicial review with respect to the Company. Similar provisions shall apply in the case of any audit or examination by a state or local taxing authority.

          4.4  WITHHOLDING PAYMENTS REQUIRED BY LAW.

               (a) Unless treated as a Tax Payment Loan (as defined below), any amount paid by the Company for or with respect to any holder of Units on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the IRC, the Regulations, or any state or local statute, regulation, notice, ruling or ordinance requiring such payment (a "WITHHOLDING TAX ACT") shall be treated as a distribution to such holder for all purposes of this Agreement, consistent with the character or source of the income, profits or cash that gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such holder, unless and to the extent that funds shall have been provided by such holder pursuant to the last sentence of this SECTION 4.4(a), the excess shall constitute a loan from the Company to such holder (a "TAX PAYMENT LOAN"), which shall be fully recourse to such holder, shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at a rate equal to lesser of (i) the rate most recently announced at the time of making the applicable Tax Payment Loan by Bank of America, N.T. & S.A. as its "prime" (or "reference") interest rate PLUS three percent (3%), or (ii) the maximum rate allowed by law. So long as any Tax Payment Loan to any holder of Units or the interest thereon remains unpaid, the Company shall make future distributions due to such holder under this Agreement by applying the amount of any such distributions first to the payment of any unpaid interest on such Tax Payment Loan and then to the repayment of the principal thereof, and no such distributions shall be paid to such holder until all of such principal and interest has been paid in full. If the amount required to be remitted by the Company under the zapplicable Withholding Tax Act exceeds the amount then otherwise distributable to a holder of Units, the Company shall notify such holder at least five (5) Business Days in advance of the date upon which the Company would be required to make a Tax Payment Loan under this SECTION 4.4(a) (the "TAX PAYMENT LOAN DATE") and provide such holder the opportunity to pay to the Company, on or before the Tax Payment Loan Date, all or a portion of such deficit.

               (b) The Company will take all actions necessary to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this SECTION 4.4. Nothing in this SECTION 4.4 shall create any obligation on any holder of Units to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

               (c) In the event that a Tax Payment Loan is not paid by a holder of Units within thirty (30) days after written demand therefor is made by the Company, the Company may cause all distributions that would otherwise be made to such holder to be retained by the Company, or sell such holder's Units for sale proceeds, in each case up to the amount necessary to repay such Tax Payment Loan, including all accrued and unpaid interest therein, and such retained distributions or sale proceeds shall be applied against, first, the accrued interest on and, second, the principal of, such Tax Payment Loan.

          4.5 INTENT CONCERNING TAX TREATMENT. The Members intend for the Company to be treated as a partnership for state and federal income tax purposes and, notwithstanding any other provision of this Agreement, shall take all actions necessary to achieve such treatment.


                                    ARTICLE 5
                           PAYMENTS AND DISTRIBUTIONS

          5.1 DISTRIBUTIONS. The Company shall make such distributions as it may in its reasonable discretion determine to the holders of Units who are holders on the Company Record Date with respect to such distribution. All such distributions shall be made pro rata in accordance with the holders' respective Percentage Interests.

               (a) Notwithstanding any provisions of this SECTION 5.1 to the contrary, the Company shall distribute sufficient amounts, pro rata according to Percentage Interests, to enable REIT to pay shareholder dividends that will satisfy the REIT Requirements.

aa
               (b) Notwithstanding any provisions of this SECTION 5.1 to the contrary, all distributions to be made after the dissolution of the Company shall be made in accordance with ARTICLE 9. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board Representatives on behalf of the Company, shall not be required to make a distribution to any Member on account of its Units or its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

          5.2 REPAYMENT OF MEMBER AND TAX PAYMENT LOANS. Except for distributions made pursuant to SECTION 5.1(a), no distributions shall be made to any Member while any Member Loan remains outstanding. Notwithstanding anything contained in SECTION 5.1 to the contrary, distributions made to a Member while any Tax Payment Loan remains outstanding to that Member shall be made in accordance with SECTION 4.4.

          5.3 RETURN OF DISTRIBUTIONS. In the event that a Member is ordered by a court of competent jurisdiction pursuant to the Act or other applicable law to return any distribution made to it by the Company, the Member shall do so promptly and shall indemnify the Company and the Board Representatives against any liability for the return of such distributions.

          5.4 DISTRIBUTION UPON WITHDRAWAL. No withdrawing Member shall be entitled to receive any distribution or the value of such Member's Units as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement; provided, however, that nothing contained in this SECTION 5.4 is intended to contradict, nor shall it limit, the provisions of SECTION 7.2.


                                    ARTICLE 6
                                   MANAGEMENT

          6.1 BOARD OF REPRESENTATIVES. The management of the Company is fully reserved to the Members, and the Company shall not have "managers," as that term is used in the Act. The Company shall be managed by the Members through the Board, which will be comprised of five (5) representatives (the "BOARD REPRESENTATIVES") to be selected by the Members in accordance with SECTIONS 6.1 AND 6.2.

               (a) CLASS ONE REPRESENTATIVES. At all times, at least four (4) Board Representatives, the Class One Representatives, shall be selected by the Class One Members. The initial Class One Representatives are set forth on EXHIBIT D. The Class One Members may at any time and from time to time, but always upon three (3) days' prior written notice to the Board, change the identity of the Class One Representatives selected pursuant to SECTION 6.2.

               (b) CLASS TWO REPRESENTATIVES. One (1) Board Representative, the Class Two Representative, shall be selected by the Class Two Members. The initial Class Two Representative is set forth on EXHIBIT D. The Class Two Members may at any time and from time to time, but always upon three
     (3) days' prior written notice to the Board, change the identity of the Class Two Representative selected pursuant to SECTION 6.2.

                    (i)  If at any time prior to __________________, 2000 [3
     YEARS FROM THE EFFECTIVE DATE], CWOP exercises the exchange rights of the Property Appreciation Agreement and withdraws as a Member of the Company, and provided that the Company has not dissolved pursuant to ARTICLE 9, the Class Two Representative shall continue to serve as a third-party representative on the Board, and shall enjoy all rights and responsibilities of the Class Two Representative until the earlier of (a) ___________________, 2000 [SAME DATE] or (b) the date that CWOP exercises Tranche C of the Property Appreciation Agreement. CWOP shall, in its sole and absolute discretion, designate the identity of the Class Two Representative serving as a Board Representative after CWOP's exercise of the exchange rights of the Property Appreciation Agreement and may from time to time, but always upon three (3) days' prior written notice to the Board, change the identity of such Class Two Representative.

                    (ii) Notwithstanding anything in this SECTION 6.1(b) to the contrary, no representative selected by the Class Two Members shall serve as Board Representative during any period in which neither CWOP nor WCM is serving as Manager (as defined in the Management Agreement) of the Facility because of the final termination of the Management Agreement by the Company for "Cause" (as defined in the Management Agreement) or by mutual agreement between the Company and Manager.

          6.2  SELECTION OF BOARD REPRESENTATIVES; VOTING.

               (a) Except for the meetings of the holders of a class of Units for purposes of selecting Board Representatives as described in this
     SECTION 6.2, no meetings of the Members shall be required to be held and all other business of the Company shall be delegated to and conducted by the Board.

               (b) The Class One Members and, except under the circumstances described in SECTION 6.1(b)(i), the Class Two Members shall meet separately on the first day of May of each calendar year, or the first Business Day thereafter if such day is not a Business Day, for purposes of selecting, respectively, the Class One Representatives and the Class Two Representative for the following one-year period. Special meetings of the holders of a class of Units may be called at any time for any purpose by a majority of the Members of that class or by the Members holding a majority of the Units of that class. Notice of each meeting of the Members of any class, stating the date, time and place of the meeting and the matters to be voted upon, must be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting. Any Member may participate in any meeting required or allowed under this SECTION 6.2(b) by conference telephone or similar communications equipment by which all persons present at the meeting can hear each other, and any Member participating in such manner will be deemed present at the meeting and all acts taken by such Member during his or her participation will be deemed taken at the meeting.

               (c) Each Member entitled to vote on any matter shall be entitled to one (1) vote for each Unit held by that Member, and shall have the right to cast any votes to which it is entitled in person or by proxy. The presence in person or by proxy of holders of a majority of the Units of each class entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting with respect to that class. No Person may cast the votes represented by any Units held by that Person unless that Person has been admitted as a Member of the Company.

               (d) The selection of the Class One Representatives and the Class Two Representative will be determined by the respective plurality votes of the Class One Members and the Class Two Members.

               (e) Except as otherwise provided in this Agreement, any other matter subject to a vote of any Members will be determined by the vote of a majority of the outstanding Units that are voted with regard to such matter.

               (f) Whenever the vote of Members at a meeting is required or permitted in connection with any action by the Company, the meeting and vote may be dispensed with if the action is consented to in writing by Members having at least the minimum number of votes required to authorize the action at a meeting at which the holders of all Units entitled to vote are present and voted.

          6.3 DUTIES OF BOARD REPRESENTATIVES. Each Board Representative shall devote sufficient time, efforts and managerial resources to the business and affairs of the Company as is reasonably necessary to fulfill the obligations of the Board Representatives as set forth in this Agreement and to enable the Company to conduct its business in the manner contemplated by this Agreement.
To the fullest extent permitted by law, each Board Representative shall be deemed an agent of the Members that appointed such Person a Representative, and such Representative shall not be deemed to be an agent or a sub-agent of the Company or the other Members and shall have no duty (fiduciary or otherwise) to the Company or such other Members. Each Member, by execution of this Agreement, agrees and consents to and acknowledges the delegation of powers and authority to such Board Representatives and to the actions and decisions of such Board Representatives within the scope of such Board Representatives' authority as conferred under this Agreement.

          6.4  MEETINGS OF MEMBERS AND BOARD.

               (a) Except as set forth in SECTION 6.2(a), no annual or regular meetings of the Members are required to be held.


               (b) The Board shall meet on a monthly basis, or more frequently if necessary to enable the Company to conduct its business in the manner contemplated by this Agreement. Any Board Representative, acting alone, may also request a meeting of the Board. A Board Representative participating in any monthly meeting by conference telephone or similar communications equipment by which all persons present at the meeting can hear each other will be deemed present at the meeting and all acts taken by such Board Representative during his or her participation will be deemed taken at the meeting. The presence of a majority of the Board Representatives shall constitute a quorum for the transaction of business by the Board. Whenever the vote of the Board is required or permitted in connection with any action by the Company, the meeting and vote may be dispensed with if the action is consented to in writing by Board Representatives having at least the minimum number and class of votes required to authorize such action. No meeting of the Board pursuant to this SECTION 6.4(a) shall be held upon less than fifteen (15) days' prior notice, except in the event of an emergency, in which case a meeting may be held upon as much prior notice as is practicable under the circumstances.

               (c) A secretary of the Company shall take minutes for all meetings of the Board, and a Class One Representative and the Class Two Representative shall take minutes for all meetings of the Members of their respective classes.

               (d) In the event that the Class Two Representative is unable to attend any noticed meeting of the Board, CWOP may, without prior notice to the Board or REIT, designate a substitute Board Representative to appear at such meeting and act in the place and stead of the Class Two Representative. Any such substitute Board Representative shall present to the Board, at the time of the meeting, indicia of the substitute Board Representative's authority.

          6.5 VOTING. Each Board Representative shall be entitled to one (1) vote on each matter requiring the approval of the Board.

          6.6 AUTHORITY TO ACT FOR COMPANY. Upon the affirmative vote of Board Representatives comprising a majority of the Board, the Board shall have the rights, powers and authority granted under this Agreement and applicable law to obligate and bind the Company, on behalf and in the name of the Company, and to take such action as the majority of the Board deems necessary or advisable in furtherance of the Company's business purposes; provided, however, that the Board shall in no event cause the Company to take any action that (or fail to take any action, the omission of which), in the opinion of counsel to REIT:
(a) could adversely affect the ability of REIT to qualify or continue to qualify as a real estate investment trust; (b) could subject REIT to any additional taxes under section 857 or section 4981 of the IRC or other potentially adverse consequences under the IRC; (c) could otherwise violate the REIT Requirements; or (d) could violate any law or regulation of any governmental body or agency having jurisdiction over REIT or its securities, unless such action (or inaction) shall have been specifically consented to by REIT in writing. Notwithstanding any other provision of this Agreement, no Member or Board Representative, without obtaining the prior requisite consent of the Board, may (x) incur or contract for any debt, liability or obligation on behalf or in the name of the Company; (y) cause the Company to engage or be included directly or indirectly in any transaction or matter; or (z) cause the Company to take any action or refrain from taking any action whatsoever.
The Board may designate Company officers or Board Representatives to carry out and implement any action authorized by the Board pursuant to this Agreement.

          6.7 ACTIONS REQUIRING UNANIMOUS CONSENT. Notwithstanding any other provision of this Agreement, only upon the affirmative vote of all Board Representatives shall the Board or any Member or Board Representative be authorized to take any of the following actions on behalf of or in the name of the Company:

               (a)  take any action to cause a Bankruptcy of the Company;

               (b) terminate the Management Agreement without "Cause" (as defined in the Management Agreement);

               (c)  at any time prior to _____________________, 2000 [3 YEARS
     FROM THE EFFECTIVE DATE], in one transaction, or a series of related transactions: lease, sell, convey, grant, assign or otherwise transfer all or substantially all of the Facility or grant, convey, assign or otherwise create or suffer to exist any right or interest that may be converted into any interest in all or substantially all of the Facility or any portion thereof or into Units (except as expressly provided to the contrary in this Agreement with respect to Units) or otherwise grant, convey, assign, transfer or sell, directly or indirectly, any right, title or interest in all or substantially all of the legal or beneficial ownership of the Facility or enter into any agreement to do any of the foregoing; provided, however, that the foregoing shall not prohibit a majority of the Board from encumbering or hypothecating an interest in the Facility to secure financing permitted pursuant to SECTION 6.8(c);

               (d) change the number of the classes of Units that the Company is authorized to issue, or the rights, obligations and liabilities of such classes;

               (e) except with respect to Units issued pursuant to SECTION 3.2(f) OR 3.3, issue additional Units of any existing class of Units;

               (f) issue any options, rights or convertible or exchangeable securities that may entitle the holder thereof to acquire Units of any class, or enter into any other type of agreement under which the Company is, or upon the passage of time, the payment of money or the occurrence of any other event may become, required to issue additional Units of any class;

               (g) authorize a Person to take any action affecting, to the extent described in SECTION 6.9(b), the percentage of gross income of REIT that fails to be treated as "rents from real property" within the meaning of section 856(d)(2) of the IRC;

               (h) authorize a Member to transfer all or a portion of its Units pursuant to SECTION 7.3(c) OR 7.4;

               (i) to borrow money and, as security therefor, to encumber all or any portion of the Facility if (i)(A) such borrowing is not an arms-length transaction or (B) is not from a third-party lender unaffiliated with a Member and (ii) involves participation, conversion, shared appreciation or other comparable feature if such participation, conversion, shared appreciation or other comparable feature would cause the applicable borrowing to effectively constitute a transaction described in SECTION 6.7(c);

               (j) to obtain replacements of and to refinance, recast, increase, modify, consolidate, or extend any loan or security instrument described in SECTION 6.7(i);

               (k) take any act in contravention of this Agreement, the Certificate or applicable law;

               (l) take any act or fail to take any act the effect of which would make it impossible to carry on the ordinary business of the Company;

               (m)  confess a judgment against the Company;

               (n) possess the Property of the Company, or assign any rights therein, for other than a Company purpose and in pursuit of the business of the Company;

               (o)  at any time prior to _____________________, 2000 [3 YEARS
     FROM THE EFFECTIVE DATE], sell, exchange or otherwise dispose of any assets or Property necessary for the use and operation of the Facility;

               (p)  at any time prior to _____________________, 2000 [3 YEARS
     FROM THE EFFECTIVE DATE], merge or otherwise combine the Company with another entity;

               (q)  dissolve the Company in accordance with SECTION 9.1(b);

               (r)  at any time prior to _____________________, 2000 [3 YEARS
     FROM THE EFFECTIVE DATE], authorize Approved Activities as described in
     SECTION 6.10;

               (s) following the sale or other transfer or disposition of the Facility, continue the Company in accordance with Section 9.1(d); and

               (t) take any other action that, pursuant to this Agreement, requires the unanimous vote or approval of the Board.

          6.8 POWERS OF THE BOARD. Subject to all limitations and conditions set forth in this Agreement, and upon obtaining in each instance the consent of the requisite number of Board Representatives as required under this Agreement, the Board shall have the right, power and authority to cause the Company to take all reasonable action, incur all reasonable expenditures and to enter into any and all contracts or agreements in connection with the Company's business, including the right, power and authority:

               (a) to retain, appoint and dismiss from such retention any and all authorized officers or representatives, agents, independent contractors, attorneys, the Accountants, other consultants and the like;

               (b) to manage, operate, lease, encumber, collateralize, subordinate, sell, exchange, grant options for the sale or exchange of, or otherwise convey title to the Facility;

               (c) except as provided in SECTION 6.7(i) or to the contrary in an document or agreement that may govern the indebtedness that may be incurred by the Company, to borrow money and, as security therefor, to encumber all or any portion of the Facility;

               (d) except as provided in SECTION 6.7(j) or to the contrary in an document or agreement that may govern the indebtedness that may be incurred by the Company, to obtain replacements of and to refinance, recast, increase, modify, consolidate, or extend any loan or security instrument described in SECTION 6.8(c);

               (e) determine from time to time pursuant to SECTION 3.2(a) that additional operating capital is required by the Company and the amount of Necessary Funds, and, pursuant to SECTION 3.2(c), whether such Necessary Funds are to be contributed as an additional Capital Contribution pursuant to SECTION 3.2(d) or loaned as a Member Loan pursuant to SECTION 3.2(g);

               (f) to obtain such insurance as deemed necessary or appropriate to protect the Company;

               (g) to sell or otherwise dispose of all of the personal Property owned by the Company;

               (h) to make operating decisions for the Facility with respect to, without limitation, capital expenditures and renewals and modifications of leases;

               (i)  to approve all agreements entered into by the Company;

               (j) to approve any termination of the Management Agreement with "Cause" (as defined in the Management Agreement);

               (k) to appoint officers or authorized representatives of the Company to carry out the policy of the Company as created by the Board;

               (l) to do any of the foregoing at such price, rental, rate or amount, for cash, securities or other property and on such other terms as the Board deems proper;

               (m)  to approve the Company's annual operations budget; and

               (n) to execute, acknowledge, verify and deliver any and all instruments to effectuate any of the foregoing.

          6.9  OPERATION OF COMPANY IN ACCORDANCE WITH REIT REQUIREMENTS.

               (a) The Company has the authority to and shall operate at all times in a manner that will enable REIT to satisfy the REIT Requirements.

               (b) Without the prior unanimous affirmative vote of the Board, no Member, Board Representative or holder of Units or any Affiliate of any of the foregoing shall take any action to acquire directly or indirectly, an interest in any tenant of the Facility or any other Property, which would have, through the actual or constructive ownership of any tenant of the Facility or any Property, the effect of causing the percentage of gross income of REIT that fails to be treated as "rents from real property" within the meaning of section 856(d)(2) of the IRC to exceed such percentage existing on the Effective Date.

          6.10 OPERATION AND ACTIVITIES OF REIT; OTHER BUSINESS. All business activities of REIT, including activities pertaining to the acquisition, development, operation and ownership of the Facility, shall be conducted through the Company. In the event that either Member desires the Company to engage in business other than the acquisition, development, operation and ownership of the Facility ("OTHER BUSINESS"), the Member shall present such Other Business to the Board for its consideration and approval. By unanimous vote (at any time prior to _____________________, 2000 [3 YEARS FROM THE EFFECTIVE DATE]), or by majority vote (from and after _____________________, 2000 [3 YEARS FROM THE EFFECTIVE DATE]), the Board may approve any Other Business and such business (an "APPROVED ACTIVITY") shall thereafter become the business of, and shall be pursued, conducted and consummated through, the Company. The Board may, in accordance with the provisions of SECTION 3.2, determine that Necessary Funds are required for the pursuit of any Approved Activity. REIT shall not directly or indirectly enter into or conduct any business other than the ownership, acquisition and disposition of Units and such activities as are incidental thereto. All future acquisitions by REIT, to the extent permitted hereunder, shall be made through and for the benefit of the Company.

          6.11 COMPENSATION AND REMUNERATION. Neither the Board Representatives nor the Members shall be entitled to or receive any compensation or remuneration for services rendered to the Company or any reimbursement of overhead and administrative costs incurred in rendering the services and performing the duties described herein except for such out-of-pocket expenses incurred by a Board Representative or Member that are approved for reimbursement by the Board, which shall promptly be reimbursed to the Person incurring the same.

          6.12 REIMBURSEMENT OF REIT.  Notwithstanding anything contained in
SECTION 6.11 to the contrary, REIT shall be reimbursed on a monthly basis, or on such other basis as the Board may determine, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Company, including, without limitation, the Administrative Expenses. Such reimbursements shall be in addition to any reimbursement to REIT as a result of indemnification pursuant to ARTICLE 10. REIT shall also be reimbursed for all expenses it incurs relating to the organization and formation of the Company, REIT's share of public offerings of REIT Shares to the extent included in REIT Expenses, and any other issuance of additional Units.

          6.13 COMPETING ACTIVITIES. CWOP, its Affiliates and the Board Representatives may engage or invest in any activity, including those that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. CWOP, its Affiliates and the Board Representatives shall not be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that could be taken by the Company. CWOP, its Affiliates and the Board Representatives shall have the right to hold any investment opportunity for their own accounts, or to recommend the opportunity to Persons other than the Company. REIT, its Affiliates and the Board Representatives acknowledge that CWOP, its Affiliates and the Board Representatives own or manage other businesses, including businesses that may compete with the Company and for the time and resources of the Person owning or managing the business. REIT hereby waives any and all rights and claims that REIT may otherwise have against CWOP, its Affiliates and the Board Representatives as a result of any such activities, provided that engaging in such activities does not constitute or cause a breach of an express provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, REIT shall engage only in those activities and investment opportunities authorized under SECTION 6.10. Nothing contained in this SECTION 6.13 shall limit or abrogate the obligations of certain Affiliates of CWOP pursuant to Sections 14.1 and 16.2 of the Management Agreement.

          6.14 NO EMPLOYEES. The Company shall have no employees. Each Member shall be solely responsible for all wages, benefits, insurance and payroll taxes concerning any of its employees.


                                    ARTICLE 7
                          THE MEMBERS; TRANSFERABILITY

          7.1 ADMISSION OF MEMBERS. Other than CWOP and REIT, no Person shall become a Member of the Company except in accordance with this ARTICLE
7. No Person may become a Member of the Company unless that Person owns at least one (1) Unit, and no Person to whom Units are transferred will become a
Member: (a) unless the transfer of the Units was made in accordance with this
ARTICLE 7; (b) until the transfer is recorded on the books of the Company;
(c) until the Person to whom the Units are transferred agrees to be bound by all the provisions of this Agreement that were applicable to such Person's transferor by executing and delivering a document, in form satisfactory to the Board, pursuant to which the Person agrees to be bound by all those provisions of this Agreement; and (d) except upon the unanimous affirmative vote of the Board, which vote may be cast or withheld in each Board Representative's sole and absolute discretion.

          7.2 WITHDRAWAL AND RESIGNATION. No Member may withdraw or resign as a Member of the Company while it holds any Units of the Company. A Person will cease being a Member of the Company when that Person disposes of all the Units owned by the Person in accordance with this Agreement and the disposition of those Units is registered on the books of the Company.

          7.3  TRANSFERABILITY.

               (a) The term "TRANSFER," when used with respect to a Unit, means a transaction by which a Person purports to assign or transfer its Units to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, merger, disposition of marital property pursuant to court order, any transfer by death or any other disposition by law or otherwise.

               (b) Except as provided in SECTIONS 7.3(d) AND (e), no Member may transfer all or any portion of its Units. Any purported transfer of a Unit in the Company other than as provided in this Agreement shall be null and void and of no force or effect whatsoever.

               (c) Upon any transfer of a Unit in accordance with the provisions of this SECTION 7.3 and admission to the Company as a Member in accordance with SECTION 7.1, the transferee of such Unit shall become vested with the powers and rights of the transferor and shall be liable for all obligations and responsible for all duties of the transferor. It shall be a condition to any transfer otherwise permitted by this Agreement that the transferee assumes by express agreement (or pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor are assumed by a successor trust or corporation by operation of law) all of the obligations of the transferor under this Agreement with respect to such transferred Unit and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of transferor are assumed by a successor trust or corporation by operation of law) shall relieve the transferor of its obligations under this Agreement except upon the unanimous affirmative vote of the Board.

               (d) Notwithstanding anything in this SECTION 7.3 to the contrary, CWOP may exchange its Units for REIT Shares in accordance with and in the manner provided in the Property Appreciation Agreement. Upon the exercise of its rights under exchange rights of the Property Appreciation Agreement and the close of the transaction contemplated thereby: (i) CWOP will cease to be a Member of the Company; (ii) the Percentage Interest of the remaining Members of the Company shall be adjusted as appropriate; and (iii) this Agreement shall be amended mutatis mutandis.

               (e) Notwithstanding anything in this SECTION 7.3 to the contrary, REIT may transfer its Units in the manner provided in this Agreement following the exercise by CWOP of its rights under the exchange rights of the Property Appreciation Agreement and the close of the transaction contemplated thereby.

               (f) In addition to any other restrictions on transfer provided in this Agreement, no Units shall be transferable unless the transferor gives written notice to all other Members of the proposed transfer, which notice shall state, to the best of the transferor's knowledge, that such transfer will not violate any of the restrictions set forth in SECTION 7.4.

               (g) The Members acknowledge that the Units have not been registered under any federal or state securities laws. Notwithstanding anything to the contrary contained in this Agreement, no Units may be sold or otherwise transferred unless such transfer is exempt from registration under any applicable securities and other laws or such transfer is registered under applicable securities laws, it being acknowledged that the Company has no obligation to take any action which would cause any Units to be registered.

          7.4 CERTAIN RESTRICTED TRANSFERS. In addition to all other restrictions on the transfer of Units contained in this Agreement, except upon the unanimous affirmative vote of the Board, in no event may any transfer of a Unit by any Person be made: (a) to any Person that lacks the legal right, power or capacity to own Units; (b) if such transfer would not comply with all requirements applicable to CWOP's exercise of the exchange rights of the Property Appreciation Agreement or, if such requirements are inapplicable to the respective transfer of Units, would cause REIT to cease to comply with the REIT Requirements; (c) if such transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes; (d) if such transfer would result in the Company being treated as a "publicly traded partnership" or is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the IRC; or (E) if such transfer would be in violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          7.5  EFFECTIVE DATES OF TRANSFERS.

               (a) Transfers pursuant to this ARTICLE 7 may be made on any day, but for purposes of this Agreement, the effective date of any such transfer shall be (i) the first day of the month in which such transfer occurred if such transfer occurred on or prior to the fifteenth calendar day of a month, or (ii) the first day of the month immediately following the month in which such transfer occurred, if such transfer occurred after the fifteenth calendar day of a month, or such other date determined by the Board pursuant to such convention as may be administratively feasible and consistent with applicable law.

               (b) If any Unit is transferred or assigned in compliance with the provisions of this ARTICLE 7, all distributions pursuant to SECTION 5.1 attributable to such transferred Units (i) with respect to which the Company Record Date is before the effective date of such transfer (other than a pledge, encumbrance, hypothecation or mortgage) shall be made to the transferor, and (ii) all distributions after those described in the foregoing CLAUSE (i) shall be made to the transferee.


                                    ARTICLE 8
                          RECORD KEEPING AND ACCOUNTING

          8.1 BOOKS AND RECORDS. True and proper books and records of the Company shall be maintained by the Board at all times at the principal offices of the Company, in which shall be entered fully and accurately all Company transactions. These books and records shall include:

               (a) A current list of the name, business address and taxpayer identification number of each Member, and the number and classification of Units owned by each Member;

               (b) A copy of this Agreement, the Certificate and all amendments to both documents, if any;

               (c) Copies of the Company's federal, state and local income tax or information returns and reports for the five (5) most recent taxable years of the Company's existence;

               (d)  Copies of the Company's financial statements for the five
     (5) most recent taxable years of the Company's existence; and

               (e) The Company's records regarding the internal affairs and management of the Company for the five (5) most recent Fiscal Years of the Company's existence.

          8.2 INSPECTION OF BOOKS AND RECORDS; CONFIDENTIALITY. All books and records of the Company shall be open to inspection by any Member or its authorized agent at any time upon reasonable notice. Each Member shall have the right to make or to cause to be made, at Company expense, a copy of all books and records of the Company. Notwithstanding the foregoing, each Member will, and will cause its Board Representatives and other agents to, hold all information received as a result of access to the Property, books and records of the Company in confidence, except to the extent that information (a) is or becomes available to the public (other than through a breach of this Agreement), (b) becomes available to the recipient from a third party that, insofar as the recipient is aware, is not under an obligation to the Company to keep the information confidential, (c) was known to the recipient before it was made available to the recipient by the Company, (d) otherwise is independently developed by the recipient, or (e) is required to be disclosed pursuant to applicable law.

          8.3 METHOD OF ACCOUNTING. The Company's books of accounts shall be kept on the accrual method of accounting in accordance with GAAP.

            TAX RETURNS. The Company shall be responsible for preparing and, subject to each Member's prior reasonable approval of the same, filing all federal and state tax returns for the Company and furnishing copies thereof to the Members, together with required Company schedules showing allocations of tax items, all within the period of time prescribed by law. The Company shall use reasonable efforts to make available to the holders of Units final K-1's not later than March 1st of each year.

          8.5  FINANCIAL REPORTING.  The Company shall furnish to the Members:

               (a) As soon as practicable and in any event within fifteen (15) days after the end of each month, detailed balance sheets as of the end of such month and an income statement and statement of cash flows for the Company for such month and for the period from the beginning of the current Fiscal Year to the end of such month, all in reasonable detail and accompanied by a certificate of an officer of the Company to the effect that such statements fairly present in all material respects the financial condition of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, subject to change resulting from audit and normal year-end adjustment;

               (b) As soon as possible and in any event within thirty (30) days after the end of each quarter of each Fiscal Year (with respect to quarterly reports) and within sixty (60) days after each Fiscal Year (with respect to annual reports), copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company files or proposes to file with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act; at any time that the Company is not subject to Sections 13(a) and 13(c) or 15(d) of the Exchange Act and the Company would be entitled not to file such reports, information and other documents with the SEC, the Company shall nonetheless furnish to the Members, on the same timely basis, such reports, information and other documents as the Members would be required to file with the SEC as if the Company were so subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act;

               (c) At the same time as the Company delivers the information, documents and other reports required to be filed under SECTION 8.5(a) OR
     (b), a certificate of an officer of the Company setting forth Available Cash (as defined in the Indentures) and, after the end of each Fiscal Year, Excess Cash Flow Amount (as defined in the Indentures) and deferred and capitalized interest for such Fiscal Year; and

               (d) Upon the request of a Member, to any prospective purchaser of any Units to be sold or otherwise transferred in accordance with this Agreement, all information that may be required to be delivered to such prospective purchaser to enable any Member to sell to such purchaser its Units without registration under the Securities Act within the limitations of the exemption proved by (i) Rule 144A under the Securities Act, as such rule may be amended as of such time, or (ii) any similar rule or regulation hereafter adopted by the SEC, subject, in each case to receipt of an appropriate confidentiality agreement from such prospective purchasers in form and substance reasonably satisfactory to the Board (with appropriate exceptions to permit resale).

                                    ARTICLE 9
                           DISSOLUTION AND LIQUIDATION

          EVENTS OF DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events ("DISSOLUTION EVENTS"):

               (a) six (6) months after the fifth anniversary of the Petition Date;

               (b)  the unanimous affirmative vote of the Board;

               (c)  the withdrawal of REIT or, except as provided in
     SECTION 7.3(d) (so long as the Company's counsel reasonably determines that a single-member entity may be classified as a partnership for California tax purposes), CWOP as a Member, or the Bankruptcy of any Member, unless within ninety (90) days of such event, (i) if there is only one (1) remaining Member, such Member admits an additional Member and elects to continue the Company without dissolution, or (ii) if there is more than one
     (1) remaining Member, not less than a majority in interest of the remaining Members (as determined under Revenue Procedure 94-46, 1994-2 CB 688) elect to continue the Company without dissolution;

               (d) one (1) year after the sale or other transfer or disposition of the Facility by the Company unless the Board by unanimous affirmative vote elects to continue the Company; provided that, in all events and irrespective of whether the Board shall vote to continue the Company, the Net Proceeds from the Sale of the Facility shall be distributed to the Members in accordance with this Agreement promptly following the sale or other transfer or disposition of the Facility; or

               (e) the entry of a decree of judicial dissolution under section 18-802 of the Act.

          9.2 LIQUIDATION. Upon the occurrence of a Dissolution Event, the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as follows (except as otherwise required by Section 18-804 of the Act):

               (a) First, to the payment (or the making of reasonable provision for payment thereof) of debts and liabilities of the Company and the expenses of liquidation, including the establishment of any reserves that the Board deems reasonably necessary with regard to contingent, conditional or unmatured liabilities or obligations of the Company, which reserve may be paid to a liquidating trustee to be applied to the payment of those obligations and liabilities and, to the extent not required for that purpose, to be distributed to the Members; and

               (b) Second, in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Fiscal Year during which such liquidation occurs, provided that all distributions required by this
     SECTION 9.2(b) shall be made by the end of such Fiscal Year, or, if later, within ninety (90) days after the date of such liquidation.

          9.3 FINAL ACCOUNTING. Prior to any liquidation upon the dissolution of the Company, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

          9.4 CERTIFICATE OF CANCELLATION. Upon the completion of the liquidation and distribution of the Company's assets, the Company will be terminated, all Units will be cancelled, and the Members shall cause an authorized person to execute and file a Certificate of Cancellation in accordance with section 18-203 of the Act.

          9.5 LIABILITY FOR CAPITAL CONTRIBUTIONS. No Member shall have any deficit restoration obligation or otherwise be personally liable for the return of the Capital Contribution of any other Member. The only right of a Member upon dissolution of the Company will be to receive distributions under this
ARTICLE 9.

                                   ARTICLE 10
                           LIABILITY; INDEMNIFICATION

          10.1 INDEMNITY. Subject to the provisions of SECTION 10.1, the Company shall, to the fullest extent permitted by law, indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the Person is or was a Member, a Board Representative or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with the action, suit or proceeding if the Person's conduct was not willful and such Person acted in good faith and in a manner that the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person's conduct was unlawful.

          10.2 INDEMNITY FOR ACTIONS BY OR IN THE RIGHT OF THE COMPANY. Subject to the provisions of SECTION 10.3, the Company shall, to the fullest extent permitted by law, indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Person is or was a Member, a Board Representative or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Person in connection with the defense or settlement of the action, suit or proceeding if the Person acted in good faith and in a manner that the Person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          10.3 EXPENSES. Any indemnification under SECTIONS 10.1 AND 10.2, as well as the advance payment of expenses permitted under SECTION 10.4, unless ordered by a court or other tribunal of competent jurisdiction, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the indemnified Person is proper in the circumstances under this ARTICLE 10. The determination must be made:

               (a) by the plurality vote of the Board excluding Board Representatives who are parties to the action, suit or proceeding and constituting a quorum;

               (b) by independent legal counsel in a written opinion if a quorum of the Board is not obtainable; or

               (c) by the Members who were not parties to the action, suit or proceeding.

          10.4 ADVANCE PAYMENT OF EXPENSES. The applicable expenses of a Person indemnified pursuant to SECTION 10.1 OR 10.2 may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Company.

          10.5 OTHER ARRANGEMENTS NOT EXCLUDED. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this
ARTICLE 10:

               (a) do not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members, Board Representatives or otherwise, for either an action in the Person's official capacity or an action in another capacity while holding the Person's office, except that indemnification, unless ordered by a court or other tribunal of competent jurisdiction, may not be made to or on behalf of any Member, Representative or agent if a final adjudication established that the Person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

               (b) continues for a Person who has ceased to be a Member, Representative or agent and inures to the benefit of the heirs, executors and administrators of such a Person; and

               (c) does not preclude the Board from advancing expenses to agents of the Company in its sole discretion.

          10.6 LIABILITY. No Board Representative or agent of the Company, or any Person who is serving or was serving at the request of the Company as a director, executive, officer, employee, or agent of another enterprise, shall have any personal liability to the Company or the Members for monetary damages for gross negligence in such capacity, provided that this SECTION 10.6 will not eliminate the liability of any such Person: (a) for any breach of such Person's duty of loyalty to the Company or a class of its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transaction from which such Person derived an improper personal benefit.


                                   ARTICLE 11
                                  MISCELLANEOUS

          11.1 NOTICES. All notices, approvals and the like required or permitted to be given pursuant to this Agreement shall be given, and effective, as follows: (a) by personal delivery, which shall be effective upon delivery;
(b) by Federal Express or other nationally recognized overnight courier service, which shall be effective one (1) day after deposit with such service; (c) by facsimile transmission, which shall be effective upon transmission provided that a receipt indicating successful transmission is received by the sender; or (d) by certified or registered mail, return receipt request, which shall be effective five (5) days after deposit in the United States mail. In order to be effective, all deliveries pursuant to this SECTION 10.1 must be addressed as follows, or as subsequently requested by the appropriate party in accordance with this provision:

     To REIT:            Jamboree Offices REIT, Inc.

                         -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------
                         Facsimile:
                                    --------------------------------------------
                         Attention:
                                    --------------------------------------------

     With a              Milbank, Tweed, Hadley & McCloy
     copy to:            601 South Figueroa Street, 30th Floor
                         Los Angeles, California 90017
                         Facsimile:     213/629-5063
                         Attention:     Paul Aronzon, Esq.

     To CWOP:            Crow Winthrop Operating Partnership
                         c/o Winthrop Financial Associates
                         One International Place, Suite 1200
                         Boston, Massachusetts 02110
                         Attention: Jeffrey D. Furber

     With a              Crow Winthrop Operating Partnership
     copy to:            c/o Winthrop Management
                         3333 Michelson Drive, Suite 210
                         Irvine, California 92612-1682
                         Facsimile: 714/851-2321
                         Attention: Janine R. Padia

     With a              O'Melveny & Myers LLP
     copy to:            610 Newport Center Drive, Suite 1700
                         Newport Beach, California 92660-6429
                         Facsimile: 714/669-6994
                         Attention: Patricia J. Frobes, Esq.

          11.2 GOVERNING LAW; ARBITRATION. This Agreement and all amendments hereto shall be governed by and construed and enforced in accordance with the laws of the state of Delaware. In the event of a dispute between the Members, the Members shall enter the dispute into binding arbitration at the local Orange County, California offices of the Judicial Arbitration & Mediation Services, Inc. Any dispute submitted to arbitration shall be finally and conclusively determined by the decision of a panel (the "ARBITRATION PANEL") of three (3) arbitrators (the "ARBITRATORS") selected as provided below. Each Member shall select one (1) Arbitrator and the third Arbitrator shall be selected by mutual agreement of the other two Arbitrators, or, if the other Arbitrators fail to reach agreement on a third Arbitrator within ten (10) days after their selection, the Board shall request that the American Arbitration Association promptly appoint a third Arbitrator possessing expertise or experience appropriate to the pending dispute. Any Member may replace the Arbitrator selected by such Member with another Arbitrator at any time prior to the first meeting of the Arbitration Panel. The Arbitration Panel shall meet in Orange County, California or such other place as a majority of the Arbitrators determines, and shall decide the matter in dispute pursuant to such rules and procedures as deemed appropriate by a majority of the Arbitrators. A decision concurred in by a majority of the Arbitrators shall constitute the decision of the Arbitration Panel. All decisions of the Arbitration Panel shall be delivered to the Members in writing and, to the extent practical, shall be rendered no more than twenty (20) days following the commencement of the arbitration proceedings. All decisions made by the Arbitration Panel shall be final, binding and conclusive on the Members, may be entered in any court of competent jurisdiction and may be enforced to the fullest extent permitted by law. Each Member shall bear its own expenses incurred in any arbitration, including but not limited to attorneys' fees and costs and the fees and expenses of the Arbitrator appointed by such Member. The fees and expenses of the third Arbitrator and all other costs and expenses not attributable to an individual Member shall be borne in equal parts by the Members.

          11.3 SUCCESSORS AND ASSIGNS. Subject to the restrictions set forth in this Agreement, this Agreement shall be binding on and shall inure to the benefit of the Members and their respective executors, administrators, successors and assigns.

          11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement is fully integrated and contains the entire understanding of the Members with respect to the subject matter hereof. This Agreement supersedes and terminates any prior or contemporaneous negotiations, agreements and understandings, whether oral or written, between the Members with respect to such subject matter. This Agreement may be amended only by a written instrument signed by all Members.

          11.5 SEVERABILITY. If any provision of this Agreement, or the application of that provision to any Person or circumstance, shall be held invalid or unenforceable, the offending provision shall be deemed to be severed from the Agreement and the remainder of the Agreement, or the application of the provision to Persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby.

          11.6 CONSTRUCTION AND INTERPRETATION. Article, section, paragraph, exhibit and schedule headings and titles appearing in this Agreement are solely for the convenience of the Members and shall not be used, nor shall they have any force and effect, in the construction and interpretation of this Agreement. Unless the context requires otherwise, pronouns stated in this Agreement in the masculine, the feminine or the neuter gender shall also include the masculine, feminine and neuter genders. This Agreement is the product of full negotiation, has been reviewed by counsel to both Members and, therefore, shall not be interpreted pursuant to any rule of construction that would require ambiguities to be strictly construed for or against any Member.

          11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which, when taken together, shall constitute but one and the same instrument.

                        [SIGNATURES BEGIN ON NEXT PAGE.]

          IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above written.

                         "REIT"

                         JAMBOREE OFFICES REIT, INC.,
                         a Maryland corporation




                         By:
                             ---------------------------------------------------
                              Name:
                                    --------------------------------------------
                              Title:
                                    --------------------------------------------


                         "CWOP"

                         CROW WINTHROP OPERATING PARTNERSHIP,
                         a Maryland general partnership

                         By:  WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP,

                              a Delaware limited partnership,
                              its general partner

                              By:  THREE WINTHROP PROPERTIES, INC.,
                                   a Massachusetts corporation,
                                   its general partner



                                   By:
                                       -----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

                 CAPITAL CONTRIBUTIONS AND CONTRIBUTED PROPERTY












                                 Exhibit A - Page 1

                             EXHIBIT A - SCHEDULE 1

                           INITIAL GROSS ASSET VALUES










                                Exhibit A - Page S-1

                                    EXHIBIT B

                 DISTRIBUTION OF UNITS AND PERCENTAGE INTERESTS










                                 Exhibit B - Page 1

                                    EXHIBIT C

                          LEGAL DESCRIPTION OF FACILITY

                                   [Attached.]










                                 Exhibit C - Page 1

                                    EXHIBIT D

                              BOARD REPRESENTATIVES



INITIAL CLASS ONE REPRESENTATIVES

     1.

     2.

     3.

     4.

INITIAL CLASS TWO REPRESENTATIVE

     5.








                                 Exhibit D - Page 1

                                    EXHIBIT E

                                DILUTION FORMULA

     1. Following the occurrence of an event described in SECTION 3.2(e)(ii) or SECTION 3.2(e)(iii), the Members' Percentage Interests shall be adjusted as follows:

          a.   The Contributing Member's Percentage Interest shall equal:

               (The Net Equity Value of the Facility MULTIPLIED BY the Contributing Member's then Percentage Interest) PLUS (the aggregate amount of the additional Capital Contribution contributed by the Contributing Member)

                              DIVIDED BY

               (The Net Equity Value of the Facility) PLUS (the aggregate amount of the additional Capital Contribution contributed by the Contributing Member);

          b.   The Non-contributing Member's Percentage Interest shall equal:

               (The Net Equity Value of the Facility) MULTIPLIED BY (the Non-contributing Member's then Percentage Interest)

                              DIVIDED BY

               (The Net Equity Value of the Facility) PLUS (the aggregate amount of the additional Capital Contribution contributed by the Contributing Member).

     2. "NET EQUITY VALUE OF THE FACILITY" means, as of the date of determination, the fair market value of the Facility as determined by the Appraisal Process MINUS an amount equal to the sum of: the amount remaining unpaid on the Class A Notes PLUS the amount remaining unpaid on the Class B Notes; provided, however, that if the Class A Notes and the Class B Notes have been refinanced, the Net Equity Value of the Facility shall mean the fair market value of the Facility as determined by the Appraisal Process MINUS an amount equal to the outstanding principal balance of the debt secured by the Facility.

     3. The adjustment of a Non-contributing Member's Percentage Interest pursuant to SECTION 3.2(e) and the dilution procedure described in this EXHIBIT E shall be the sole and exclusive remedy of the Contributing Member for a Non-contributing Member's failure to make each required additional Capital Contribution.

                                 Exhibit E - Page 1

     4.   By way of illustration, but without limitation, suppose:

          a.   Net Equity Value of the Facility = $1,000,000;

          b. Necessary Funds to be contributed as an additional Capital Contribution = $500,000;

          c.   Then Percentage Interests of Members:
                    REIT:  90%
                    CWOP:  10%

          d.   Corresponding portion of Necessary Funds to be contributed by
               Members:

                    REIT:  $450,000
                    CWOP:   $50,000

          e.   i.   If CWOP does not contribute and REIT contributes $500,000
                    (i.e., the entire amount of Necessary Funds), the revised
                    Percentage Interests of the Members would then equal:

                    REIT:     1,400,000/1,500,000 =  93.33%
                    CWOP:     100,000/1,500,000   =   6.67%.

               ii. Alternatively, if CWOP does not contribute and REIT contributes $450,000 (i.e., only its portion of Necessary Funds), the revised Percentage Interests of the Members would then equal:

                    REIT:     1,350,000/1,450,000 =  93.10%
                    CWOP:     100,000/1,450,000   =   6.90%.





                                 Exhibit E - Page 2